EXHIBIT 10.1

                 SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT


         This Second Amendment to Loan and Security Agreement, dated as of the 23rd day of July, 1999, is made by and between Accom, Inc. ("Borrower") and LaSalle Business Credit, Inc. ("LaSalle") for the purpose of amending the Loan and Security Agreement executed between them as of December 10, 1998, as it has previously been amended (the "Agreement").

         For valuable consideration, receipt and sufficiency of which are acknowledged, Borrower and LaSalle agree as follows:

         1. The definition of "Inventory Advance Rate" is hereby amended to read as follows:

                           "Inventory   Advance  Rate  shall  mean   twenty-five
                  percent (25%); provided, however, that the Inventory Advance Rate will be increased after LaSalle's receipt of Borrower's December 31, 1999 audited fiscal year-end financial statement to the lesser of (i) forty percent (40%) or (ii) eighty-five percent (85%) of the net liquidation value of Eligible Inventory as determined by the Appraisal, but such increase will occur only if no Default or Event of Default then exists and Borrower is then in full compliance with all covenants in this Agreement. LaSalle may require that a new appraisal be performed, at Borrower's expense, by an appraiser acceptable to LaSalle before the Inventory Advance Rate is increased.

         2. The definition of "Revolving Loan Facility" is amended to read as follows:

                           "Revolving  Loan  Facility  shall  mean  the  sum  of
                  $4,000,000."

         3. Paragraph 2(b) of the Agreement is amended in its entirety to read as follows:

                           "(b)  LaSalle  agrees  to  make  Revolving  Loans  to
                  Borrower up to the lesser of the following amounts, the amount calculated pursuant to subparagraph (i) below being the "Borrowing Base":

                                    (i) an amount equal to the sum of:

                                             (A) the applicable A/R Advance Rate
                                    applied  to  the  face  amount  of  Eligible
                                    Accounts plus,

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                                             (B)  the  lesser  of  two   million
                                    dollars ($2,000,000) or the sum of

                                             (x)  the  Inventory   Advance  Rate
                                             applied  to the  value of  Eligible
                                             Inventory   other  than  Rotational
                                             Inventory,  calculated on the lower
                                             of  cost  or  market   value  on  a
                                             first-in, first-out basis; plus

                                             (y) the lesser of (1) the Inventory
                                             Advance Rate for Eligible Inventory
                                             which   is   Rotational   Inventory
                                             applied   to  the   value  of  such
                                             Rotational Inventory, calculated on
                                             the lower of cost or  market  value
                                             on a first-in,  first-out  basis or
                                             (2) five hundred  thousand  dollars
                                             ($500,000), less

                                             (C) the  amount  of all  Letter  of
                                    Credit Obligations, less

                                             (D) such reserves as LaSalle in its
                                    sole   discretion  may  from  time  to  time
                                    establish in determining  the Borrowing Base
                                    to reflect events, conditions, contingencies
                                    or risks  which may affect  the  Collateral,
                                    the   business,    business   prospects   or
                                    financial   condition   of   Borrower,   the
                                    security   interests  of  LaSalle,   or  the
                                    security  of the  Loans,  including  but not
                                    limited to a five  hundred  thousand  dollar
                                    ($500,000)  reserve to be  maintained  until
                                    LaSalle  has   received   and  approved  the
                                    Appraisal and the Inventory Advance Rate has been adjusted in LaSalle's reasonable credit judgment based on the Appraisal, or

                                    (ii) the Revolving Loan  Facility,  less the
                           amount of all Letter of Credit Obligations."

         4. The second sentence of paragraph 5(a) of the Agreement is amended to read as follows:

                  "Interest  shall  accrue  on  the  principal   amount  of  the
                  Revolving Loans made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to one and three-quarters percent (1.75%) above the Prime Rate."

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         5.  Paragraph  14(n)(i)  of the  Agreement  is  hereby  amended  in its entirety to read as follows:

                           "(i)  Consolidated  Tangible Net Worth.  Borrower and
                  its Subsidiaries, on a consolidated basis, shall maintain as of the end of (A) the month ending September 30, 1999 a Tangible Net Worth of not less than $3,200,000 (the "Base Amount") and (B) each month thereafter, a Tangible Net Worth of not less than the sum of (1) the Base Amount and (2) an aggregate amount equal to ninety percent (90%) of the net income after taxes of Borrower and its Subsidiaries, on a consolidated basis, for each fiscal quarter ending subsequent to September 30, 1999 (provided, however, that such aggregate amount shall not be reduced by the amount of any net loss before taxes of Borrower and its Subsidiaries, on a consolidated basis, for any fiscal quarter)."

         6. Paragraph 14(n)(ii) of the Agreement is hereby amended in its entirety to read as follows:

                           "(ii) Cash Flow. Borrower and its Subsidiaries,  on a
                  consolidated basis, shall have Cash Flow of no less than $1,500,000 for the 12-month period ending December 31, 1999 and for each 12-month period ending as of the end of each fiscal quarter thereafter."

         7. Paragraph 14(n)(v) of the Agreement is hereby amended in its entirety to read as follows:

                           "(v) Consolidated Capital Expenditures.  Borrower and
                  its Subsidiaries, on a consolidated basis, shall not make Capital Expenditures in any fiscal year in an aggregate amount which exceeds the sum of three hundred fifty thousand dollars ($350,000); provided, however, that they may make Capital Expenditures in an aggregate amount of up to $550,000 in fiscal year 1999."

         8.  The  following  new  paragraph  14(n)(vi)  is  hereby  added to the
Agreement:

                           "(vi) Maximum Loss. Borrower and its Subsidiaries, on
                  a consolidated basis, shall not incur a fiscal year-to-date pre-tax loss, calculated in accordance with GAAP, in excess of $525,000 as of September 30, 1999."

         9. The following sentence is added to paragraph 14(t) of the Agreement:

                  "LaSalle will have the right to have Borrower's Inventory appraised at any time, at Borrower's expense, by an appraiser acceptable to LaSalle; provided, however, that in the absence of an

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                  Event of Default,  LaSalle  will not require  such  appraisals more often than twice a year."

         10. Subject to execution of this Amendment and to LaSalle's receipt of copies of written waivers executed by Scitex Digital Video, Inc. ("Scitex") and American Bankers Insurance Group, Inc. ("ABIG") and certain other holders of Borrower's 6% Senior Subordinated Convertible Notes (the "Senior Notes") waiving any and all defaults of Borrower with respect to Borrower's obligations to Scitex, ABIG and such holders, LaSalle waives, through the date hereof, Borrower's (a) default of the covenant in paragraph 14(m) not to amend its organizational documents, as a result of Borrower's amendment to its Bylaws dated as of May 26, 1999, amendment to its Bylaws dated as of July 20, 1999, and amendment to its Certificate of Incorporation dated as of July 20, 1999, copies of which have been provided to LaSalle; (b) default of the Consolidated Tangible Net Worth covenant in paragraph 14(n)(i) as such covenant existed prior to this Amendment, (c) default of the Cash Flow covenant in paragraph 14(n)(ii) as such covenant existed prior to this Amendment; and (d) default which has occurred under paragraph 16(i) as a result of Borrower's default under its subordinated promissory note in favor of Scitex and under its Senior Notes dated as of March 12, 1999. Upon the effective date of LaSalle's waiver, Borrower may make payment to Scitex of all principal and interest accrued under the subordinated promissory note and up to $1,015,000 representing principal which was scheduled to be paid in June 1999, provided that all conditions for such payment under paragraph 14(u) of the Agreement are satisfied and Scitex waives any and all other defaults by Borrower through the date of payment.

         11. Borrower shall pay all expenses, including attorney fees, which LaSalle incurs in connection with the preparation of this Amendment and any related documents. All such fees and expenses may be charged against Borrower's loan account.

         12. To induce LaSalle to enter into this Amendment, Borrower makes the following representations and warranties:

                  (a) Each recital, representation and warranty contained in this Amendment, in the Agreement as amended by this Amendment and in the Other Agreements, are true and correct as of the date of this Amendment and do not omit to state a material fact required to make those recitals, representations and warranties not misleading, except to the extent the defaults described in paragraph 10(d) affect such representations and warranties.

                  (b) Except as set forth in paragraph 10, no event has occurred and is continuing which constitutes or would, with the giving of notice, the passage of time or both, constitute an Event of Default under the Agreement or any of the Other Agreements.

         13. Except as specifically provided above, the Agreement and the Other Agreements remain fully valid, binding and enforceable according to their terms.

         14. Borrower hereby waives any and all defenses, claims, counterclaims and offsets against LaSalle which may have arisen or accrued through the date of this Amendment. Borrower acknowledges that LaSalle and its employees, agents and attorneys have made no representations or promises except as specifically reflected in this Amendment and in the written agreements which have been previously executed.

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         15.  Each party  represents  and  warrants to the other party that this
Amendment has been approved by all necessary corporate action, and the individuals signing below represent and warrant that they are fully authorized to do so.




                                       ACCOM, INC.


                                       By:  /s/  DONALD K. McCAULEY
                                                 -------------------------------
                                                 (Donald K. McCauley)
                                       Title: Senior Vice President, Finance and
                                              Chief Financial Officer

                                       LASALLE BUSINESS CREDIT, INC.


                                       By:  /s/  MARK E. LANDSEM
                                            ------------------------------------
                                                 (Mark E. Landsem)
                                       Title:     Vice President



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